Exhibit 99.1

PMV Pharma Announces Changes to its Board of Directors

CRANBURY, NJ, January 06, 2022 (GLOBE NEWSWIRE) – PMV Pharmaceuticals, Inc. (Nasdaq: PMVP), a precision oncology company pioneering the discovery and development of small molecule, tumor-agnostic therapies targeting p53 mutations, today announced the appointment of Kirsten Flowers to its Board of Directors. Concurrent with the appointment of Ms. Flowers, Peter Thompson, M.D. has resigned from PMV’s Board.

“Peter has been an invaluable member of the Board during a period of substantial growth and key successes, including completion of our IPO as well as entry of our lead candidate, PC14586, into the clinic,” said David Mack, Ph.D., President and Chief Executive Officer of PMV. “On behalf of shareholders and the Board, we thank Peter for his significant contributions and guidance over the past seven years and wish him all the best in his future endeavors.”

“Kirsten is a talented leader with an impressive track record in product launches and commercial strategy,” said Dr. Mack. “Her depth of experience across both emerging biotech and pharma, leading successful oncology product launches, building commercial teams and driving corporate strategy, will be important as we advance PC14586 through the clinic. We are thrilled to welcome Kirsten to the Board and look forward to leveraging her commercial leadership as we work to deliver precision therapeutics that address p53 mutations.”

Ms. Flowers said, “PMV is pioneering a differentiated approach to precision oncology with tumor agnostic small molecules targeting p53. I am honored to join the Board and look forward to working with the PMV team as the Company advances its platform of early-stage and clinical candidates towards commercialization with the goal of realizing the potential of precision oncology across a broad range of tumor types.”

Ms. Flowers is the Chief Commercial Officer of Kura Oncology, a clinical-stage precision oncology biopharmaceutical company, where she is responsible for building and leading the commercial and medical affairs organization. Prior to Kura Oncology, Ms. Flowers was SVP, Commercial Operations at Array Biopharma where she led Array’s first commercial launch, eventually leading to its acquisition by Pfizer in 2019. Prior to Array, she held several roles of increasing responsibility at Pfizer, ultimately serving as Group Leader, U.S. Oncology, where she led the U.S. commercial organization for breast cancer and served on Pfizer’s North American Leadership Team. She began her career at Procter & Gamble where she drove U.S. and E.U. product launches. Ms. Flowers earned her MBA from Harvard Business School and a Bachelor of Science in Molecular & Cellular Biology and Psychology from the University of Arizona.

About p53

p53 plays a pivotal role in preventing abnormal cells from becoming a tumor by inducing programmed cell death. Mutant p53 takes on oncogenic properties that endow cancer cells with a growth advantage and resistance to anti-cancer therapy. The p53 Y220C mutation is associated with many cancers, including but not limited to breast, non-small cell lung cancer, colorectal, pancreatic, and ovarian cancers.

About PC14586

PC14586 is a first-in-class, small molecule, p53 reactivator designed to selectively bind to the crevice present in the p53 Y220C mutant protein, hence, restoring the wild-type, or normal, p53 protein structure and tumor suppressing function. PC14586 is being developed for the treatment of patients with locally advanced or metastatic solid tumors that have a p53 Y220C mutation.

About PMV Pharma

PMV Pharma is a precision oncology company pioneering the discovery and development of small molecule, tumor-agnostic therapies targeting p53. p53 mutations are found in approximately half of all cancers. The field of p53 biology was established by our co-founder Dr. Arnold Levine when he discovered the p53 protein in 1979. Bringing together leaders in the field to utilize over four decades of p53 biology, PMV Pharma combines unique biological understanding with pharmaceutical development focus. PMV Pharma is headquartered in Cranbury, New Jersey. For more information, please visit www.pmvpharma.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the Company’s future plans or expectations for PC14586, including expectations regarding success of its current clinical trial for PC14586 and any future commercialization plans for the product candidate; and the future plans or expectations for the Company’s discovery platform for its other early-stage and clinical candidates. Any forward-looking statements in this statement are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include: the success, cost, and timing of the Company’s product candidate development activities and planned clinical trials, the Company’s ability to execute on its strategy and operate as an early clinical stage company, the potential for clinical trials of PC14586 or any future clinical trials of other product candidates to differ from preclinical, preliminary or expected results, the Company’s ability to fund operations, and the impact that the current COVID-19 pandemic will have on the Company’s clinical trials, supply chain, and operations, as well as those risks and uncertainties set forth in the section entitled “Risk Factors” in the Company’s

Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 3, 2021, the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 12, 2021 and its other filings filed with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investors and Media Contact:

Winston Kung

Chief Financial Officer

investors@pmvpharma.com